As filed with the Securities and Exchange Commission on January 21, 2003
                                                              File No. XXX-XXXXX





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          WASATCH PHARMACEUTICAL, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



             UTAH                                               84-0854009
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)


                            2003 STOCK INCENTIVE PLAN
                           ---------------------------
                            (Full title of the plan)



        David K. Giles, 310 East 4500 South, Suite 450, Murray, UT 84107
        ----------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (801) 263-3949
           ----------------------------------------------------------
          (Telephone number including area code, of agent for service)

                                   CALCULATION OF REGISTRATION FEE


                                                          Proposed         Proposed
                                                          Maximum          Maximum
                                     Amount of            Offering         Aggregate         Amount
Title of Securities                  Shares to be         Price Per        Offering          of Reg.
Securities to be Registered          Registered           Share            Price             Fee
---------------------------          ------------         ----------       ----------        --------
No par value Common Stock              500,000             $0.175(1)       $87,500.00         $8.05

         Totals                        500,000             $0.175          $87,500.00         $8.05
----------------------
Total No. of pages: 25

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended. The calculation of the registration fee is based upon a per share price of $0.175 which was the average of the high ($0.20) and low ($0.15) sales prices of the Registrant's common stock on January 16, 2003 as reported on the Over-the-Counter Electronic Bulletin Board.

                                   PROSPECTUS

                          WASATCH PHARMACEUTICAL, INC.
                         310 East 4500 South, Suite 450
                                Murray, UT 84107
                                 (801) 263-3949

                         500,000 SHARES OF COMMON STOCK)



         This Prospectus relates to the offer and sale by WASATCH PHARMACEUTICAL, INC., ("WSHP"), a Utah corporation ("the Company") of shares of its no par value common stock (the "Common Stock) pursuant to its 2003 Stock Incentive Plan where by certain individuals receive stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Employee, Officer, Director or Consultant 500,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2003 Stock Incentive Plan.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to
Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange
Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board under the symbol WSHP.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is January 16, 2003

         This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: WASATCH
PHARMACEUTICAL, INC., 310 East 4500 South, Suite 450, Murray, UT 84107
(801) 266-4668.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is presently quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD) in the near future. Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington, D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                      7

ITEM 1. PLAN GENERAL INFORMATION                                          7

The Company                                                               7
Purpose                                                                   7
Common Stock                                                              7
The Company Stock Incentive Plan                                          7
No Restrictions on Transfer                                               7
Tax Treatment of the Individual                                           7
Tax Treatment to the Company                                              8
Restrictions on Resales                                                   8

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION              8

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Legal Opinion and Experts                                                 9
Indemnification of Officers and Directors                                 9

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                        9

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                          9

ITEM 4.  DESCRIPTION OF SECURITIES                                        9

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                          10

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                       10

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                             10

ITEM 8.  EXHIBITS                                                        10

ITEM 9.  UNDERTAKINGS                                                    11

EXHIBIT INDEX                                                            14

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

GENERAL INFORMATION

The Company

         The Company has its principal offices at 310 East 4500 South, Suite 450, Murray, UT 84107, telephone (801) 263-3949.

Purposes

         The Common Stock will be issued by the Company pursuant to its Stock Incentive Plan which has been approved by the Board of Directors of the Company (the "Board of Directors"). The Stock Incentive Plan is hoped to provide a method whereby the Company's current employees, officers, directors and non employees may be stimulated and allow the Company to secure and retain highly qualified employees, non employees, officers and directors, thereby advancing the interests of the Company, and all of its shareholders. A copy of the Stock Incentive Plan has been filed as an exhibit to this Registration Statement.

Common Stock

         The Board has authorized the issuance of up to 500,000 shares of the Common stock to the Company's Stock Incentive Plan upon effectiveness of this registration Statement.

The Company Stock Incentive Plan

         The Company has established a Stock Incentive Plan which awards stock options in an effort to further compensate its existing employees, officers, directors and certain non employees, secure their continued employment, and attract highly qualified employees as they are needed.

No Restrictions on Transfer

         Upon exercise of an option that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.


Tax Treatment to the Individual

         The individuals receiving shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

         In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

         The Company hereby incorporates by reference (i) its initial report of Form 10-SB filed pursuant to Section 12(g) of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 4, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.


Item 2.  Registrant Information and Employee Plan Annual Information

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: WASATCH PHARMACEUTICAL, INC., 310 East 4500 South, Suite 450, Murray, UT 84107, telephone (801) 263-3949.

Legal Opinions and Experts

         Warren J. Soloski has rendered an opinion on the validity of the securities being registered. Mr. Soloski is not an "affiliate" of the Company and does not have any present interest in the registrant.

         The financial statements of WASATCH PHARMACEUTICAL, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2001, dated April 11, 2002 have been audited by Thomas Leger & Co., LLP, Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

         Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference


[PG NUMBER]

         Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

                  (a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

                  (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.


Item 4.  Description of Securities

         No description of the class of securities (No-Par value Common Stock) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

         Mr. Soloski, whose firm is rendering the legal opinion for this registration, will benefit from the registration of 15,000 shares under the terms of the Stock Incentive Plan.

Item 6.  Indemnification of Directors and Officers

               Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable.

         The following is a brief summary of certain indemnification provisions of Wasatch's Articles of Incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

         Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable.
Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further,
Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

         The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the discussed section of the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling WASATCH pursuant to the foregoing provisions, WASATCH has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         (a) The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit No.                         Title

         4.       Not Applicable

         5. Opinion of Warren J. Soloski regarding the legality of the securities registered.

         10.      2003 Stock Incentive Plan

         15.      Not Required

         23.1 Consent of Warren J. Soloski, special counsel to the registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

         23.2     Consent of Thomas Leger Co., Certified Public Accountants

         27.      Not Required

         28.      Not Required

         29.      Not Required

Item 9.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Murray, Utah on the 21st day of January 2003

WASATCH PHARMACEUTICAL, INC.
(Registrant)

By: /s/ Gary Heesch
-------------------------------
Gary Heesch, Chief Executive Officer

By: /s/ David Giles
------------------------------------
David Giles, Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary V. Heesch, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Signature                              Title                       Date
---------                              -----                       ----

/s/ Gary V. Heesch               Chairman of the Board,          Jan. 21, 2003
---------------------------      Director and President
 Gary V. Heesch


/s/ Craig Heesch                 Director                        Jan. 21, 2003
---------------------------
 Craig Heesch


/s/ Robert Arbon                 Director                        Jan. 21, 2003
---------------------------
 Robert Arbon


/s/ David K. Giles               CFO                             Jan. 21, 2003
---------------------------
 David K. Giles

         FORM S-8 REGISTRATION STATEMENT



         EXHIBIT INDEX

         The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

     Exhibit Number
    In Registration
       Statement                 Descriptions
    ----------------             ------------


         5.              Opinion of Counsel

         10.             2003 Stock Incentive Plan

         23.1            Consent of Warren J. Soloski

         23.2            Consent of Thomas Leger & Co., Certified
                         Public Accountants.